WYNNEFIELD PARTNERS SMALL CAP VALUE L.P.
                   WYNNEFIELD PARTNERS SMALL CAP VALUE L.P. I
                           CHANNEL PARTNERSHIP II L.P.
                  WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND LTD
                                   NELSON OBUS
                                 ONE PENN PLAZA
                                   SUITE 4720
                            NEW YORK, NEW YORK 10119



                                September 4, 1997


Board of Directors
LSB Industries, Inc.
c/o Corporate Secretary
16 South Pennsylvania Avenue
Oklahoma City, OK 73107

Gentlemen:

     As you probably know, investment partnerships in which I possess voting control recently have acquired 5.2% of LSB Industries and have filed a Schedule 13D. I am President of Wynnefield Capital, Inc., a corporation formed to invest in publicly traded small capitalization securities which are believed to be undervalued. Wynnefield currently has over $100 million under management. Earlier in my Wall Street career I worked for almost a decade in the institutional sales department of Lazard Freres in roles including the Director of Research. My investment background includes almost 40 years of experience analyzing and investing in small cap value stocks.

     The purpose of this letter is to share with you my concerns regarding the SBL Corporation's proposal to purchase preferred stock from LSB as outlined in the second quarter Form-10Q. This is one of the most unconventional offers I have come upon in my years as an investor. Given the existence of $150 million in long term debt and $65 million of working capital, it is almost impossible for me to understand how an infusion of merely $3 million would materially improve LSB's balance sheet. The offer appears to be nothing more than a transparent effort by insiders to entrench themselves and escape all accountability for their inability to generate profits or enhance shareholder value.

     As you know, it is your duty to perform careful due diligence in regard to SBL's proposal if you expect to rely on the business judgment rule with respect to any decision made regarding the proposal. If for some reason you determine that a small cash infusion would be meaningfully helpful to the Company, I insist that Wynnefield be given the opportunity to present an alternative proposal to the Board. I can assure you that I am prepared and have sufficient resources to offer the Company significantly better terms than those offered by SBL.

     The SBL proposal has served to give me second thoughts regarding the character and motives of the Chairman of LSB. I have articulated these concerns quite bluntly in a letter to Mr. Golsen, which I have attached to my Schedule 13D filing. I urge you to read this filing and in your obligation generally to generate shareholder value.

     As Directors, and particularly with respect to independent Directors, I expect you to represent non-affiliated shareholders like myself in considering the SBL proposal and in your obligation generally to generate shareholder value.

     I look forward to hearing from you directly in regard to this matter.


                                           Sincerely,


                            WYNNEFIELD PARTNERS SMALL CAP VALUE L.P.

                            By: WYNNEFIELD CAPITAL MANAGEMENT, LLC,
                                as general partner


                                By:   /S/ NELSON OBUS
                                    -------------------------
                                        Nelson Obus
                                      Managing Member

                            WYNNEFIELD PARTNERS SMALL CAP VALUE L.P. I

                            By: WYNNEFIELD CAPITAL MANAGEMENT, LLC,
                                as general partner


                                By:    /S/ NELSON OBUS
                                    -------------------------
                                         Nelson Obus
                                       Managing Member

                            CHANNEL PARTNERSHIP II L.P.


                                 By:   /S/ NELSON OBUS
                                    -------------------------
                                         Nelson Obus
                                       General Partner

                            WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND LTD

                            By: WYNNEFIELD CAPITAL, INC.,
                                as general partner


                                By:   /S/ NELSON OBUS
                                     -------------------------
                                        Nelson Obus
                                         President


                                       /S/ NELSON OBUS
                                    -------------------------
                                         Nelson Obus